Exhibit 99.1

Investors Title Company Announces Third Quarter 2011 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--November 14, 2011--Investors Title Company today announced its results for the third quarter ended September 30, 2011. Net income increased 68.4% to $2,440,465, or $1.14 per diluted share, compared with $1,449,101, or $0.63 per diluted share, for the prior year period.

Revenues increased 36.3% to $26,116,870 versus the prior year period primarily due to a 43.2% increase in net premiums written. The premium growth was mainly attributable to the Company’s recent expansion into Texas. Premium growth in Texas was partially offset by declines in other markets. In addition, premiums in the third quarter were comprised of a larger percentage of higher-margin purchase transactions relative to the prior year period.

Operating expenses increased 32.1% to $22,655,405 versus the prior year period, primarily due to increases in commissions to agents. Commissions to agents increased 75.6%, commensurate with the growth in agency premiums and reflective of an increase in agent business from markets with higher premium rates, primarily Texas. The provision for claims was substantially lower in the current quarter compared with the prior year primarily due to an adjustment for favorable loss development in prior policy years, as well as a decline in the relative share of North Carolina business as a percentage of the total versus the prior year period. Since North Carolina’s premium rates are less than half the national average, the resulting loss ratio for North Carolina business is higher than for our other markets.

For the nine months ended September 30, 2011, net income increased 26.2% to $5,054,477, or $2.32 per diluted share, compared with $4,004,076, or $1.75 per diluted share, for the prior year period. Revenues increased 42.3% to $69,858,103, while operating expenses increased 43.0% versus the prior year period, largely as a result of factors noted above for the quarter.

Chairman J. Allen Fine added, “We are pleased to report an increase in revenues for the quarter and year-to-date, driven by our entry into the Texas market and continued expansion of our agent base. Although commission expense has increased as we have grown our agent base, other operating expense categories, in total, are favorable to last year due to positive developments in claims loss rates and the continued impact of cost reduction initiatives from the past several years. We will continue to focus on enhancing our competitive strengths by emphasizing growth in market presence and careful management of expenses.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future market expansion or expense management. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2011 and 2010
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2011	2010	2011	2010
Revenues:
Net premiums written	$23,986,592	$16,749,395	$63,303,202	$42,174,647
Investment income - interest and dividends	887,055	934,754	2,665,245	2,757,228
Net realized (loss) gain on investments	(200,087)	(44,864)	(79,172)	306,066
Other	1,443,310	1,522,399	3,968,828	3,839,920
Total Revenues	26,116,870	19,161,684	69,858,103	49,077,861

Operating Expenses:
Commissions to agents	15,161,823	8,632,083	39,335,237	20,707,910
Provision for claims	349,672	1,819,522	2,301,259	3,244,341
Salaries, employee benefits and payroll taxes	4,778,542	4,354,854	14,110,213	13,185,127
Office occupancy and operations	919,681	971,264	2,836,068	3,038,491
Business development	363,731	335,454	1,123,517	962,115
Filing fees, franchise and local taxes	79,638	241,774	411,897	534,473
Premium and retaliatory taxes	459,711	336,925	1,368,168	919,655
Professional and contract labor fees	412,227	334,973	1,132,308	1,038,845
Other	130,380	126,734	392,959	420,828
Total Operating Expenses	22,655,405	17,153,583	63,011,626	44,051,785

Income Before Income Taxes	3,461,465	2,008,101	6,846,477	5,026,076

Provision For Income Taxes	1,021,000	559,000	1,792,000	1,022,000

Net Income	$2,440,465	$1,449,101	$5,054,477	$4,004,076

Basic Earnings Per Common Share	$1.15	$0.63	$2.34	$1.75

Weighted Average Shares Outstanding - Basic	2,124,078	2,284,331	2,164,240	2,285,039

Diluted Earnings Per Common Share	$1.14	$0.63	$2.32	$1.75

Weighted Average Shares Outstanding - Diluted	2,143,327	2,285,785	2,180,455	2,291,060

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2011 and December 31, 2010
(Unaudited)

	September 30, 2011	December 31, 2010
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$83,603,960	$86,033,557
Equity securities, available-for-sale, at fair value	17,770,019	13,872,370
Short-term investments	21,723,492	27,203,550
Other investments	3,104,683	2,888,958
Total investments	126,202,154	129,998,435

Cash and cash equivalents	14,692,102	8,117,031
Premiums and fees receivable, net	6,606,031	7,253,786
Accrued interest and dividends	913,234	1,150,602
Prepaid expenses and other assets	2,941,765	2,816,661
Property, net	3,635,006	3,672,317
Current income taxes receivable	506,717	-
Deferred income taxes, net	-	476,534

Total Assets	$155,497,009	$153,485,366

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$37,548,000	$38,198,700
Accounts payable and accrued liabilities	13,141,854	10,301,495
Current income taxes payable	-	1,056,356
Deferred income taxes, net	958,657	-
Total liabilities	51,648,511	49,556,551

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,121,630 and 2,282,596 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively, excluding 291,676 shares for 2011 and 2010 of common stock held by the Company's subsidiary)	1	1
Retained earnings	97,729,595	98,240,109
Accumulated other comprehensive income	6,118,902	5,688,705
Total stockholders' equity	103,848,498	103,928,815

Total Liabilities and Stockholders' Equity	$155,497,009	$153,485,366

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Nine Months Ended September 30, 2011 and 2010
(Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30

	2011	%	2010	%	2011	%	2010	%
Branch	$4,387,971	18.3	$4,870,568	29.1	$12,061,485	19.1	$13,040,632	30.9

Agency	19,598,621	81.7	11,878,827	70.9	51,241,717	80.9	29,134,015	69.1

Total	$23,986,592	100.0	$16,749,395	100.0	$63,303,202	100.0	$42,174,647	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200